Exhibit 10.3

September 25, 2017

Guriqbal S. Basi, Ph.D.

Senior Vice President, Chief Scientific Officer….

c/o Sarepta Therapeutics, Inc.

215 First Street, Suite 415

Cambridge, MA 02142

Dear Dr. Basi:

We are pleased to confirm our agreement relating to your continued employment with Sarepta Therapeutics, Inc. (the “Company”) pursuant to the terms and conditions as set forth in this letter agreement (this “letter agreement”). Defined terms that are used but not defined herein shall have the meanings given to such terms as shown on Annex A. All payments and benefits payable pursuant to this letter agreement will be subject to applicable withholding taxes.

1.Severance.

(a)Subject to Section 1(b), Annex B and the other terms and conditions of this letter agreement, in the event that, during the Termination Period, your employment is terminated without Cause or you resign for Good Reason (any such termination during the Termination Period, a “Qualifying Termination”), in addition to any unpaid salary, accrued but unpaid bonus for the year preceding the year of termination, and vested benefits (including, but not limited to, reimbursement for reimbursable business expenses incurred prior to such termination, unused vacation, and unused sick days) owed to you as of the date of such termination, you (or in the event of your death following a Qualifying Termination, your beneficiary) shall be entitled to:

(i) a severance payment (“Severance Payment”) equal to 1.0 times the sum of (x) your then annual base salary and (y) your target bonus for the year of termination, which Severance Payment shall be paid to you, with respect to the salary component, in substantially equal installments in accordance with the Company’s regular payroll policies over a period of twelve (12) months following the date of such termination, and with respect to the bonus component, in a lump sum;

(ii) a monthly payment of an amount equal to the monthly premiums for continuation coverage under the Company’s group health plans (in which you and your applicable covered dependents participated immediately prior to your

2750/70442-001 CURRENT/90160770v3

Qualifying Termination) for the period beginning on your employment termination date and ending on the earlier of (x) twelve (12) months following the date of such termination, and (y) the date you become eligible for group health insurance coverage through a new employer (the “COBRA Payments”) (subject to your timely completion and submission of the necessary election forms, and further subject to your co-payment of the monthly premiums (if any) at the applicable active employees’ rate and any administrative fee); provided that if such continuation coverage violates federal non-discrimination laws or rules applicable to such group health insurance plan(s) in a manner that adversely affects the Company or any of its affiliates, as reasonably determined by the Company in its sole discretion, you and the Company will work together to identify an alternative arrangement that provides substantially the same economic benefit as these COBRA Payments without any increase in cost to the Company; and

(b)Notwithstanding anything herein to the contrary, the Company’s (or any of its affiliates’) obligations to pay you the Severance Payments, pay you the COBRA Payments, and provide you the Equity Vesting as described in Section 1(a)(iii) shall be conditioned upon your execution, delivery, and non-revocation of a valid and enforceable release of claims in favor of the Company and its affiliates that is substantially in the form attached hereto as Annex C (the “Release”) which Release, within 60 days after your termination date, has become effective and is no longer subject to revocation under applicable law. Subject to the foregoing and the provisions set forth herein, the Severance Payments and COBRA Payments will commence to be paid to you on the 61st day following your employment termination date, and shall include any Severance Payments and COBRA Payments that were otherwise scheduled to be paid prior thereto.

2.Equity Exercise Period and Payments.  In the event of your Qualifying Termination, you shall have no less than ninety (90) days from the termination date to exercise any exercisable portion of your equity awards that have vested as of the termination date.  Unless otherwise approved in writing by the Board of Directors or its designee, in the event of your termination during the Termination Period for any reason other than without Cause or Good Reason, the time period to exercise or receive payment for any equity awards already vested as of the date of termination shall be as set forth in the equity award plan documents or award agreements.

3.Company’s Property. Within five business days of your termination of employment with the Company for any reason (including, without limitation, due to a Qualifying Termination) (or at any time prior thereto at the Company’s request), you shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  To the extent any Company records reside on personal devices you shall promptly delete such records unless otherwise prohibited by law.  You may retain your rolodex and similar address books provided that such items only include contact information.  To the extent that you are provided with a cell phone number by the Company during employment, the Company shall cooperate with you in transferring such cell phone number to your individual name following the date of termination.

2
2750/70442-001 CURRENT/90160770v3

4.Confidentiality; Non-Interference; Non-Solicitation; and Non-Disparagement Covenants.

(a)Confidentiality. During your employment with the Company and at any time thereafter you will remain subject to the terms of the Confidentiality Agreement provided, however, the foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any representative of you; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  In addition, nothing in this Agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental entity or self-regulatory organization with oversight responsibility for the Company, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations.  Prior authorization of the Company is not required to make any such reports or disclosures, and you are not required to notify the Company that he has made such reports or disclosures.

(b)Non-Interference.  During your employment with the Company and for a period of one (1) year thereafter (such one (1) year period “Restriction Period”), you agree that you shall not, except in the furtherance of your duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(c)Non-Solicitation and Non-Disparagement.  During your employment with the Company and for the Restriction Period, you agree that you shall not, except in the furtherance of your duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers, or licensors; or (C) either publicly or privately, disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, individuals or the Company’s, products, services, technology or business.  An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter, Notwithstanding the foregoing, the provisions of this Section 4(c) shall not be violated by

3
2750/70442-001 CURRENT/90160770v3

(A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) you serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (C) actions taken by any person or entity with which you are associated if you are not personally involved in any manner in the matter and have not identified such Company-related person or entity for soliciting or hiring.

5.Non-Competition Covenant. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during your employment hereunder and for the Restriction Period, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the research, development or sale of Duchenne Muscular Dystrophy treatments (“DMD”), oligonucleotide based therapies with respect to DMD, or chemistry platforms with respect to DMD that compete with Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business.  Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as you have no active participation in the business of such corporation.  In addition, the provisions of this Section 5 shall not be violated by you commencing employment with a subsidiary, division, or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as you and such subsidiary, division or unit do not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

6.Tolling.  In the event you violate any of the provisions of Section 3, 4, or 5, you acknowledge and agree that the post-termination restrictions contained in Sections 3, 4, and 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

7.Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and you will provide reasonable assistance to the Company, its affiliates, and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and you will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company.  You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates.  You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of

4
2750/70442-001 CURRENT/90160770v3

whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating, and telephonic expenses incurred by you in complying with this Section 7.

8.Remedies.  You hereby acknowledge and agree that monetary damages may not be a sufficient remedy for any breach of this letter agreement, including, without limitation, a breach of the covenants contained in this letter agreement and that the Company (or its affiliates) shall be entitled, without waiving any other rights or remedies, to obtain legal, injunctive, or equitable relief as may be deemed proper by a court of competent jurisdiction, without obligation to post any bond. In the event of a material breach of this letter agreement by you, as determined by a court of competent jurisdiction, of Section 3, 4, 5, 6, or 7 hereof, any Severance Payments, COBRA Payments, Equity Vesting, and any other benefit of any type being paid or provided to you pursuant to this letter agreement or otherwise shall immediately cease upon such written judgment, and solely to the extent determined by a court of competent jurisdiction, you shall immediately repay the Company for the value of any Severance Payments, COBRA Payments, Equity Vesting (determined as of the date of termination), and any other benefit of any type that is or was paid or provided to you pursuant to this letter agreement (other than $1,000).

9.Reasonableness.  You acknowledge and agree that the restrictions contained in this letter agreement are reasonable and will not prevent you from finding other employment if your employment with the Company ends.  You also acknowledge and agree that if you use the Company’s (or its affiliates’) confidential information, or compete with the Company (or its affiliates) in violation of the terms of this letter agreement, that you will be causing the Company and its affiliates irreparable harm.

10.Severability; Revision by Court.  The provisions of this letter agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision in this letter agreement is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, you and the Company hereby specifically and irrevocably authorize and request said court to revise the unenforceable or unreasonable provisions in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original.

11.Miscellaneous.  The terms and conditions of Annexes A, B, C, D, and E are incorporated herein and made a part hereof by reference as if fully set forth herein.  This letter agreement along with the Confidentiality Agreement and the CIC Severance Agreement constitute the entire agreement and understanding of the parties hereto with respect to the obligations addressed herein and supersedes all prior or contemporaneous oral or written agreements regarding the subject matter hereof.  Any addition or modification to this letter agreement, or waiver of any provision hereof, must be in writing and signed by the parties hereto.

12.Successors and Assigns. You understand and agree that you cannot assign or otherwise transfer any of your obligations under this letter agreement. You also understand and agree that the Company or its affiliates may, at its option, assign or transfer its rights under this letter agreement to another organization or individual. You understand and agree that if there is

5
2750/70442-001 CURRENT/90160770v3

an assignment or transfer of the Company’s (or any of its affiliates’) rights under this letter agreement, then this letter agreement will continue to be effective, will continue to bind you, and will inure to the benefit of the organization or individual to whom the transfer or assignment is made.

13.Governing Law; Jurisdiction.  This letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this letter agreement may be brought against either party only in the courts of the Commonwealth of Massachusetts.  Both parties hereby irrevocably consent to the jurisdiction of any such court in any such action or proceeding and waive any objection to venue laid in such courts.

14.No Mitigation.  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer, except as provided in Section 1(a)(ii)(y) hereof.

15.Survival of Provisions.  The obligations contained in Sections 3, 4, 5, 6, 7, and 8 hereof, as well as those set forth in the Confidential Proprietary Rights and Non-Disclosure Agreement attached as Annex D (the “Confidentiality Agreement”) shall survive the termination of your employment with the Company and shall be fully enforceable thereafter

17.Termination During Change in Control Period. The parties hereto acknowledge that you are entering into a Change in Control Agreement with the Company on the same date that you are entering into this letter agreement (the “CIC Severance Agreement”). In the event of a termination of your employment with the Company during the Change in Control Period (as defined in the CIC Severance Agreement), then you shall be entitled to severance benefits under the CIC Severance Agreement in accordance with its terms and conditions, and you shall have no rights or entitlements under Section 1 of this letter agreement, including, without limitation, the Severance Payments, COBRA Payments, and Equity Vesting.  With respect to the application and effectiveness of the CIC Severance Agreement, that agreement is intended to apply solely if a Change in Control thereunder is a change in control event as defined under the Treasury Regulations under Code Section 409A.

19.Limits and Termination of this Letter Agreement.  This letter agreement does not apply to any termination of employment that occurs after the end of the Termination Period.  In the event that, during the Termination Period, your employment is not terminated without Cause or you do not resign for Good Reason, this letter agreement shall expire at the end of the Termination Period.

20.Legal Counsel.  You have been advised and encouraged to seek your own counsel to assist you with this letter agreement. YOU ACKNOWLEDGE THAT YOU HAVE HAD THIS LETTER AGREEMENT IN YOUR POSSESSION FOR AT LEAST FORTY-EIGHT (48) HOURS PRIOR TO SIGNING IT, YOU HAVE HAD REASONABLE OPPORTUNITY TO READ IT AND TO OBTAIN INDEPENDENT LEGAL ADVICE AS TO ITS PROVISIONS, AND FULLY UNDERSTAND ITS CONTENTS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

6
2750/70442-001 CURRENT/90160770v3

If the terms of this letter agreement are acceptable to you, please confirm your agreement by executing below and returning a signed copy of it to me.

Sincerely,

Sarepta Therapeutics, Inc.

By:	/s/ Douglas Ingram
Douglas Ingram
President and Chief Executive Offıcer

Acknowledged and Agreed this 28 day of September, 2017

By:	/s/ Guriqbal S. Basi, Ph.D.
Guriqbal S. Basi, Ph.D.
Senior Vice President, Chief Scientific Officer

7
2750/70442-001 CURRENT/90160770v3

Annex A

Definitions

“Board of Directors” means: the Board of Directors of the Company.

“Cause” means:

(a)Your substantial and repeated failure to attempt in good faith to perform your duties or follow the reasonable and legal written direction of the Chief Executive Officer (after the Company has provided you with written notice of such failure and your failure to cure within thirty (30) days of your receipt of such notice);

(b)Your willful material misconduct with respect to any material aspect of the business of the Company;

(c)Your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(d)Your performance of any material act of theft, fraud, or malfeasance in connection with the performance of your duties to the Company;

(e)The triggering of a disclosure obligation under the federal securities laws, as reasonably determined by the Company based upon advice of outside counsel, arising out of your act or omission before or during employment by the Company resulting from (i) you receiving notice from any governmental entity or self-regulatory organization alleging a violation of law, rule, or regulation and notifying you that it plans to indict or formally charge you or that you are indicted or formally charged, by any governmental entity or self-regulatory organization alleging a violation of a law, rule, or regulation; (ii) the Securities and Exchange Commission sending you a “Wells Notice”; or (iii) you being or becoming a party to any civil matter or a subject or target in any criminal matter, in each case by any governmental entity or self-regulatory organization alleging a violation of a law, rule, or regulation; or

(f)A material breach of this Agreement or a material violation of the Company’s code of conduct or other written material policy (after the Company has provided you with written notice of such breach or violation and your failure to cure within thirty (30) days of your receipt of such notice).

“Code” means: the Internal Revenue Code of 1986, as amended.

“Commencement Date” means: September 25, 2017.

8
2750/70442-001 CURRENT/90160770v3

“Good Reason” means: the occurrence of any of the following events, without your express written consent, unless such events are cured by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment for one of the reasons set forth below:

(a)material diminution in your base salary at the rate or your bonus target at the percentage, in each case, as in effect immediately prior to the reduction or the failure to pay you any salary or any earned and due bonus or incentive payments; or

(b)material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law and other than in connection with any service on any informal management committees associated with the Company or its affiliates); or

(c)a change by the Company in the location at which you perform your principal duties for the Company to a new location that is more than fifty (50) miles from the Company’s current location in Cambridge, Massachusetts.

You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances (or any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you), and in no event shall you be entitled to resign for “Good Reason” more than one hundred and eighty (180) days following the occurrence of any event alleged to constitute “Good Reason.”

“Termination Period” means: the period starting on the Commencement Date and ending on September 25, 2018.

9
2750/70442-001 CURRENT/90160770v3

Annex B

Code Section 409A & 4999/280G Matters

Section 409A Matters

a.

It is intended that the provisions of the letter agreement comply with, or be exempt from, Code Section 409A, and all provisions of the letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

b.	If, under the letter agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
c.

A termination of employment shall not be deemed to have occurred for purposes of any provision of the letter agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of the letter agreement, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

d.

If you are deemed on the date of termination of your employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

i.

With regard to any payment, the providing of any benefit or any distribution of equity upon Separation from Service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death; and

ii.

On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed pursuant to this Section (d) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under the letter agreement shall be paid or provided in accordance with the normal dates in accordance with the terms of the letter agreement.

In determining the amounts that are subject to the six-month delay requirement described above, the Company shall use all exclusions from the six-month delay rule that are available to the payments made to you.  Please be advised that the Company reserves the right to adopt an alternate method of complying with the six-month delay requirement which may result in you being deemed a specified employee.

10
2750/70442-001 CURRENT/90160770v3

e.

Whenever a payment under the letter agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Section 4999/280G Matters

If any payment or benefit (including payments and benefits pursuant to this letter agreement) that you would receive from the Company or in connection with a change of effective ownership or control of the Company (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this provision, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes).  If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

The independent registered public accounting firm engaged by the Company as of the day prior to the effective date of the change of ownership or control of the Company shall make all determinations required to be made under this Annex B.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Company shall appoint a nationally recognized independent registered public accounting firm that is reasonably acceptable to you (and such acceptance shall not be unreasonably withheld) to make the determinations required hereunder.  The Company shall bear all reasonable expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The independent registered public accounting firm engaged to make the determinations under this Annex B shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or you.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and you.

11
2750/70442-001 CURRENT/90160770v3